Exhibit 8

List of Subsidiaries of NOVONIX Limited

Company Name	Country of Incorporation
Novonix BTS Holding 1 Limited (f/k/a J.C. Burns Holding Company Limited)	Canada

Novonix BTS Holding 2 Limited (f/k/a D.A. Stevens Holding Company Limited)	Canada

GRA Operations Pty Ltd	Australia

MD South Tenements Pty Ltd	Australia

Novonix Corp.	United States (Delaware)

NOVONIX Anode Materials LLC (f/k/a PureGraphite)	United States (Delaware)

NOVONIX 1029 LLC	United States (Delaware)

NOVONIX Battery Technology Solutions, Inc.	Canada